Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Trupanion, Inc. for the registration of 3,636,364 shares of common stock and to the incorporation by reference therein of our reports dated February 16, 2023, with respect to the consolidated financial statements and schedule of Trupanion, Inc., and the effectiveness of internal control over financial reporting of Trupanion, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
December 1, 2023